Execution Copy        EXHIBIT 10(KK)
TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into effective May 5, 2022, by and among Target Corporation, a Minnesota corporation (“Target”), Target Enterprise, Inc. (“Target Enterprise”) a subsidiary of Target (Target and Target Enterprise collectively, the “Company”) and Michael E. McNamara (“Executive”).

RECITALS
WHEREAS, Executive, who serves as the Company’s Executive Vice President & Chief Information Officer, has notified the Company of his intent to retire; and
WHEREAS, Executive’s service as Executive Vice President and Chief Information Officer will end on May 30, 2022, with the appointment of Executive’s successor; and
WHEREAS, Executive will serve as a strategic advisor to the Company from May 30, 2022 through the last day of the 2022 fiscal year (“Strategic Advisory Period”); and
WHEREAS, Following the conclusion of the Strategic Advisory Period, Executive will voluntarily retire and the Company and Executive will end their entire relationship as employer and employee; and
WHEREAS, The following terms, together with any documents referenced herein, constitute the entire terms of Executive’s employment during this transition period and settlement of all Executive’s rights, remedies, and obligations flowing from Executive’s employment with the Company and the termination of that employment relationship.

AGREEMENT
NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, acknowledge and agree as follows:
1.    Strategic Advisory Period. On May 30, 2022, Executive will step down as Executive Vice President and Chief Information Officer and begin serving as a strategic advisor to the Company. During the Strategic Advisory Period, Executive will assist with his successor’s transition and perform such other duties as may be assigned by the Chief Executive Officer or his delegate. Executive will devote such time, effort and attention to the business of the Company during the Strategic Advisory Period as requested by the Company. Executive will fully comply with the standard policies, procedures, and practices of the Company that are in effect during the Strategic Advisory Period. The Strategic Advisory Period will end on January 28, 2023 (the “Scheduled Retirement Date”) unless terminated earlier pursuant to Section 6 (the “Accelerated Retirement Date”). The date this Agreement ends, on the Scheduled Retirement Date or the Accelerated Retirement Date, as applicable, is the “Agreement End Date.”
2.    Base Salary. Throughout the Strategic Advisory Period, the Company will pay to Executive the rate of base salary in effect immediately prior to the Strategic Advisory Period. Such salary shall be payable in accordance with the Company’s customary payroll practices applicable to executives.
3.    Short-Term Incentive Plan. Throughout the Strategic Advisory Period, Executive will continue to participate in the Company’s Short-Term Incentive Plan for Leadership Team members. Executive’s benefit will continue to be governed by all terms of the Short-Term Incentive Plan. Payment of Executive’s 2022 Short-Term Incentive Plan benefit will occur during April 2023, notwithstanding the fact

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Executive will not be actively employed on that date. EDCP deferral elections, if applicable, will apply to this payment.
4.    Long-Term Incentive Plan. Executive’s outstanding Durable Model Award, Performance Share Units (“PSUs”) and Performance-Based Restricted Stock Units (“PBRSUs”) will continue to be governed by all terms of the applicable award agreements and the applicable Long-Term Incentive Plan.
5.    Benefits. Executive will be entitled to participate in all employee benefit plans and programs of the Company in effect during the Strategic Advisory Period, to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive is eligible for the Company retiree discount in accordance with the terms of such program. The Company provides no assurance as to the adoption or continuance of any particular plan or program, and Executive’s participation in any such plan or program will be pursuant to the provisions, rules and regulations applicable thereto.
6.    Termination During Strategic Advisory Period.
(a)    Voluntarily by Executive. During the Strategic Advisory Period, Executive may terminate his employment voluntarily at any time. Upon such a voluntary termination by Executive, each of the Company and Executive will be released from any and all further obligations under this Agreement except: (i) that the Company will pay to Executive the base salary and the 2022 Short-Term Incentive Plan benefit earned by Executive as of the Accelerated Retirement Date; and (ii) as described in Section 6(d). In addition, provided that Executive signs this Agreement and signs and does not revoke the release described in 8(c), Executive’s PSUs and PBRSUs will fully vest notwithstanding the fact Executive will not be actively employed on these awards’ scheduled vesting dates.
(b)    By Company without Cause. During the Strategic Advisory Period, the Company may terminate this Agreement for any reason. Upon such a not for-Cause termination, each of the Company and Executive will be released from any and all further obligations under this Agreement except: (i) that the Company will pay to Executive the base salary and the 2022 Short-Term Incentive Plan benefit Executive would have earned if he had remained employed through the Scheduled Retirement Date; and (ii) as described in Section 6(d). In addition, provided that Executive signs this Agreement and signs and does not revoke the release described in 8(c), Executive’s Durable Model Award, PSUs and PBRSUs will fully vest notwithstanding the fact Executive will not be actively employed on the awards’ scheduled vesting dates.
(c)    By Company with Cause. During the Strategic Advisory Period, the Company may terminate this Agreement for “Cause” as defined in the 2020 Target Corporation Long-Term Incentive Plan. Upon such a for-Cause termination, each of the Company and Executive will be released from any and all further obligations under this Agreement except: (i) that the Company will pay to Executive the base salary earned by Executive as of the Accelerated Retirement Date; and (ii) as described in Section 6(d).
(d)    Continuing Obligations. Regardless of the reason for termination, the parties’ respective obligations under Sections 7, 8, 9, 10, 11 and 12 hereof shall survive any termination of this Agreement and be binding on the parties.
7.    Cooperation. Following the Agreement End Date, the Company may request that Executive consult or cooperate with the Company (including, without limitation, providing truthful information to the Company or serving as a witness or testifying at the Company’s request without subpoena). Executive agrees to be available at mutually agreeable times to perform such duties and provide such cooperation in connection with the various business and legal matters in which Executive was

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involved or of which Executive has knowledge as a result of Executive’s employment with the Company. In so consulting or cooperating, Executive shall be reimbursed his reasonable out-of-pocket expenses.
8.    Prohibited Activities. In exchange for the opportunity to remain employed during the Strategic Advisory Period and post-employment Long-Term Incentive Plan award vesting, Executive agrees to comply with the Company’s standard post-employment covenants and execute the Company’s standard form of release as set forth below. Specifically, Executive agrees:
(a)    during his employment and until twenty-four months after the Agreement End Date, to refrain from accepting employment with, or directly or indirectly becoming a consultant or advisor to or performing any services for, or becoming a director of Albertsons Companies, Inc., Amazon.com, Inc., Best Buy Co, Inc., Costco Wholesale Corporation, CVS Health Corporation, Dollar General Corporation, Dollar Tree, Inc., The Gap, Inc., The Home Depot, Inc., Kohl’s Corporation, The Kroger Co., Lowe’s Companies, Inc., Macy’s, Inc., Nordstrom, Inc.; Publix Super Markets, Inc., Rite Aid Corporation, Ross Stores, Inc.; The TJX Companies, Inc., Walgreens Boots Alliance, Inc., or Walmart Inc.; or any parent, subsidiary, division or affiliate of any such company (examples of affiliates include entities under common control, joint venture partners and e-commerce affiliates); and
(b)    during his employment and until twenty-four months after the Agreement End Date, to refrain from doing any of the following:
(i)    using or disclosing Non-Public Information, as defined in Executive’s separate Confidentiality and Inventions/Creative Works Agreement, for or to any person or organization not expressly authorized by the Company to receive or use such information; or
(ii)    directly inducing, soliciting, or requesting any Company employee to accept employment or a consulting relationship with, or perform services for, anyone other than the Company, or to otherwise take any action detrimental to the relationships between the Company and its employees; or
(iii)    disparaging the Company or any of its directors, officers, or employees in a manner that causes significant harm to the Company; or
(iv)    directly or indirectly: (A) effecting, offering or proposing or in any way assisting any other person to effect, offer or propose: (1) any acquisition of any securities or rights or options to acquire any securities of the Company (other than ownership of less than 0.1% of the Company’s outstanding shares and investments in publicly available mutual funds or exchange traded funds), (2) any tender or exchange offer, merger or other business combination involving the Company, (3) any recapitalization, restructuring, sale of assets, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (4) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission); (B) forming, joining or in any way participating in a “group” (as defined under Securities Exchange Act of 1934, as amended) with respect to the Company or otherwise act in concert with any person in respect of any securities of the Company; (C) otherwise acting, alone or in concert with others, to seek representation on or to control or influence the management, the Board of Directors or policies of the Company or to obtain representation on the Board of Directors; or (D) entering into any discussions or arrangements with any third party with respect to any of the foregoing.

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(c)    to sign, deliver and not revoke a release of identical or substantially similar content to the release in Exhibit A (as prescribed by the applicable laws then in effect) on or around the Agreement End Date.
Nothing in this Agreement is intended to prohibit Executive from: (i) communicating with any governmental authority without notice to the Company concerning possible legal violations; or (ii) receiving any applicable award for information provided to governmental authorities. The Company reserves all rights to and does not waive any attorney-client privilege that otherwise applies to any such information disclosed to governmental authorities.

9.    Enforcement. In the event of a breach or threatened breach by Executive of any of the post-employment covenants in Section 8 of this Agreement, the Company shall be entitled to an injunction restraining Executive from breaching, in whole or in part, any of his duties, obligations, or covenants in that Section. Executive acknowledges that such remedies are appropriate. For purposes of a court issuing injunctive relief, Executive waives any argument relating to irreparable injury, success on the merits of the Company’s claims, or the underlying enforceability of this Agreement. Executive agrees that an appropriate court may issue injunctive relief without addressing these issues, and that a temporary or preliminary injunctive order should be issued without prejudice to any final decision that may later be reached affecting the parties’ rights or obligations under this Agreement. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any additional or other remedy or remedies available to it for such breach or threatened breach, including, but not limited to, the other remedies specifically provided for in this Agreement and the recovery of damages.
10.    Acceptance Period. Executive understands that the terms of this Agreement shall be open for acceptance for a period of ten (10) days from the date he receives this Agreement. To accept the Agreement, Executive must sign and return it to the Company. The Company advises Executive to seek counsel regarding this Agreement. Executive agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.
11.    Miscellaneous.
(a)    Complete Agreement; Governing Documents. This Agreement, together with the separate Confidentiality and Inventions/Creative Works Agreement and Long-Term Incentive Plan award agreements previously entered into by Executive and the Company, shall constitute the entire agreement and understanding of the Company’s obligation to provide compensation and benefits to Executive and shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. Executive acknowledges that this Agreement is in lieu of any continuing right to be covered by the Company’s Income Continuation Plan and that the end of his employment on the Agreement End Date will be treated as a voluntary retirement for all purposes. To the extent the terms of this Agreement conflict with the terms of the separate Confidentiality and Inventions/Creative Works Agreement and Long-Term Incentive Plan award agreements, the terms of this Agreement will control. This Agreement may only be amended by written instrument signed by Executive and a duly authorized employee of the Company.
(b)    Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

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(c)    Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of Minnesota applicable to agreements executed and wholly performed within the State of Minnesota. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.
(d)    Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.
(e)    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth below.

Target Corporation: By: /s/ Melissa Kremer Melissa Kremer Title: Executive Vice President & Chief Human Resources Officer Date: 5.4.22	Target Enterprise, Inc.: By: /s/ Melissa Kremer Melissa Kremer Title: Executive Vice President & Chief Human Resources Officer Date: 5.4.22
Michael E. McNamara: /s/ Michael E. McNamara Date: May 4, 2022

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Exhibit A
Model Release
1.    Definitions. The definitions below are intended solely for the purpose of this release. All words used in this release are intended to have their plain meanings in ordinary English, except that capitalized words not defined in this Exhibit shall have the same meaning as in that certain Transition Agreement effective May 5, 2022 (the “Agreement”). Specific terms in this release have the following meanings:
(f)    “Executive” includes Executive and anyone who has or obtains any legal rights or claims through Executive.
(g)    “Target” means Target Corporation and any company related to Target Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates and divisions) and any successor of Target Corporation.
(h)    “Corporation” means Target and any company providing insurance to Target in the present or past, any employee benefit plan sponsored or maintained by Target in the present or past and the present and past fiduciaries of any such plans, Target’s present and past officers, directors, employees, committees and agents and any person who acted on behalf of Target or on instructions from Target.
(i)    “Executive Claims” means all of the rights Executive has now to any relief of any kind from the Corporation, including without limitation:
(i)    all claims arising out of or relating to Executive’s service with Target and Executive’s service termination; and
(ii)    all claims arising out of or relating to statements, actions, or omissions of the Corporation; and
(iii)    all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulations, including without limitation, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes; and
(iv)    all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law; and
(v)    all claims for compensation of any kind, including without limitation, bonuses, commissions, stock, stock options or other equity interests, vacation pay, perquisites, and expense reimbursements; and

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(vi)    all claims for back pay, front pay, severance pay or income continuation under any Company plan, program, or agreement, reinstatement, equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and
(vii)    all claims for attorney’s fees, costs, and interest.
However, Executive Claims do not include any claims related to post-termination benefits accrued before the Agreement End Date under the generally-applicable terms of benefit plans or programs maintained by the Corporation (including without limitation, Executive’s rights under the Company’s Short-Term Incentive Plan and Long-Term Incentive Plan and related agreements), claims relating to Executive’s rights as a shareholder of the Company, claims that the law does not allow to be waived, claims that may arise after the date on which Executive signs this release, claims relating to the enforcement of the Agreement, or claims for defense, indemnification or contribution to the maximum extent permitted under the laws of the State of Minnesota, including without limitation Minn. Stat. § 302A.521, or otherwise for claims brought against Executive in his capacity as an officer, attorney, employee or agent of the Corporation. This paragraph does not preclude Executive from bringing a charge of discrimination with the EEOC however, Executive hereby agrees to give up any right to receive compensation or damages as a result of such a charge.
2.    Agreement to Execute Release of Executive Claims. In exchange for all consideration provided by the Agreement, Executive gives up and releases all Executive Claims. Executive will not make any demands or claims against the Corporation for compensation or damages relating to Executive Claims.
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